Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Alfredo Gomez, Ryan Lockwood and David Meniane, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Meniane	Chief Executive Officer and Director	January 30, 2023
Davide Meniane	(Principal Executive Officer)

/s/ Ryan Lockwood	Chief Financial Officer	January 30, 2023
Ryan Lockwood	(Principal Financial Officer)

/s/ Warren B. Phelps III	Chairman of the Board	January 30, 2023
Warren B. Phelps III

/s/ Jim Barnes	Director	January 30, 2023
Jim Barnes

/s/ Lisa Costa	Director	January 30, 2023
Lisa Costa

/s/ Jay K. Greyson	Director	January 30, 2023
Jay K. Greyson

/s/ Nanxi Liu	Director	January 30, 2023
Nanxi Liu

/s/ Ana Dutra	Director	January 30, 2023
Ana Dutra

/s/ Henry Maier	Director	January 30, 2023
Henry Maier